Exhibit 10.4

STATION HOLDCO LLC

AMENDED AND RESTATED PROFIT UNITS PLAN

Effective as of July 1, 2012

1.Purpose. The purpose of the Station Holdco LLC Amended and Restated Profit Units Plan (the “Plan”) is to further and promote the interests of Station Holdco LLC, a Delaware limited liability company (the “Company”), and its Members by enabling the Company to attract, retain and motivate employees and to align the interests of those individuals and the Company's members.

2.Certain Definitions. For purposes of the Plan, the following terms shall have the meanings set forth below:

2.1.“Adjustment Event” means (i) the termination of employment of any Employeeco Member by Station Casinos or any of its Affiliates because such Employeeco Member (a) commits any material act of dishonesty, fraud or willful misrepresentation, (b) is convicted of a felony or (c) is found unsuitable to hold a Gaming License by a final non-appealable decision of any applicable Gaming Authority or (ii) a breach in any material respect by any Employeeco Member of any provision of the employment agreement of such Employeeco Member relating to the protection of confidential information, solicitation of employees or a covenant not to engage in competitive activities.

2.2    “Affected Member” has the meaning set forth in Section 5.4.

2.3    “Affiliates” has the meaning set forth in the Holdco LLC Agreement.

2.4    “Award Agreement” means, with respect to any Participant, the award agreement executed by such Participant governing the terms of the units of membership interest in Employeeco held by such Participant.

2.5    “Board of Directors” has the meaning set forth in the Holdco LLC Agreement.

2.6    “Capital Account” has the meaning set forth in the Holdco LLC Agreement.

2.7    “Change of Control” means (a) the consummation of any transaction (including, without limitation, any merger or consolidation) as a result of which any person, entity or group (in each case within the meaning of Section 13(d) of the Exchange Act) (other than the Fertitta Holders, German American Capital Corporation or JPMorgan Chase Bank, N.A. or any of their respective Affiliates) shall own, directly or indirectly, beneficially, Equity Interests in the Company that represent at least 75% of the aggregate equity value represented by the Equity Interests of the Company; or (b) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person (other than the Fertitta Holders, German American Capital Corporation or JPMorgan Chase Bank, N.A. or any of their respective Affiliates).

2.8    “Code” means the Internal Revenue Code of 1986, as amended.

2.9    “Common Unit” means a unit (other than a Profit Unit) representing a limited liability company interest in the Company.

2.10    “Common Unit Member(s)” means the Members holding Common Units.

2.11    “Controlled Affiliate” has the meaning set forth in the Equityholders Agreement.

2.12    “Employeeco” means SH Employeeco LLC, a Delaware limited liability company.

2.13    “Employeeco LLC Agreement” means the Limited Liability Company Agreement for Employeeco dated as of July 1, 2012, as the same may be amended, modified, supplemented or amended and restated from time to time.

2.14    “Employeeco Member” means any member of Employeeco.

2.15    “Equity Interests” has the meaning set forth in the Equityholders Agreement.

2.16    “Equityholders Agreement” means the Equityholders Agreement dated as of June 16, 2011, as amended as of July 1, 2012, by and among the Company, Station Casinos, the subsidiaries of Station Casinos party thereto, Station Voteco LLC, Employeeco, and the equityholders of the Company and Station Voteco LLC party thereto, as the same may be further amended, modified, supplemented or amended and restated from time to time.

2.17    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.18    “Family Members” means, with respect to any natural Person, such Person's spouse, children and parents, and lineal descendents of such Person's parents (in each case, natural or adopted).

2.19    “Family Trusts” means, with respect to any natural Person, a trust limited partnership or limited liability company benefiting solely such individual and/or Family Members of such individual.

2.20    “Fertitta Holder” means each of (a) Frank J. Fertitta III or Lorenzo J. Fertitta, (b) any Family Member of Frank J. Fertitta III or Lorenzo J. Fertitta, (c) each Family Trust established for the benefit of the foregoing and (d) any other Person directly or indirectly controlling, controlled by or under common control with Frank J. Fertitta III or Lorenzo J. Fertitta, their Family Members or Family Trusts established for Frank J. Fertitta III, Lorenzo J. Fertitta or their Family Members. As used herein, “control” means the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership or voting of securities, by contract or otherwise.

2.21    “Gaming Laws” has the meaning set forth in the Holdco LLC Agreement.

2.22    “Holdco LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company dated as of July 1, 2012, as the same may be amended, modified, supplemented or amended and restated from time to time.

2.23    “Member” has the meaning set forth in the Holdco LLC Agreement.

2.24    “Participant” means Employeeco and each Employeeco Member.

2.25    “Percentage Interest” has the meaning set forth in the Holdco LLC Agreement.

2.26    “Person” has the meaning set forth in the Holdco LLC Agreement.

2.27    “Profit Unit” means a unit representing a limited liability company interest in Employeeco or the Company which is treated as a “profit interest” within the meaning of Internal Revenue Service Revenue Procedure 93-27, 1993-2 C.B. 343 and in accordance with Internal Revenue Service Revenue Procedure 2001-43, 2001-2 C.B. 191.

2.28    “Profit Unit Holder” means a Person who owns a Profit Unit.

2.29    “Station Casinos” means Station Casinos LLC, a Nevada limited liability company.

2.30    “Unit” means a unit representing a limited liability company interest in the Company that is either a Common Unit or a Profit Unit in the Company.

2.31    “Unvested Profit Unit” means, as of any date of determination, any Profit Unit that has not become vested pursuant to the terms of the applicable Award Agreement.

2.32    “Value” has the meaning set forth in the Holdco LLC Agreement.

2.33    “Vested Profit Unit” means, with respect to any Participant, the number of Profit Units held by such Participant that have vested pursuant to the terms of the applicable Award Agreement.

3.Administration. The Plan shall be administered by the Board of Directors, which is authorized to construe and interpret the Plan and to promulgate, amend and rescind rules and regulations relating to the implementation and administration of the Plan. Subject to the terms and conditions of the Plan, the Board of Directors shall make all determinations necessary or advisable for the implementation and administration of the Plan, including, without limitation, (a) granting such number of Profit Units as the Board of Directors shall determine, (b) imposing such restrictions, terms and conditions upon such Profit Units as the Board of Directors shall deem appropriate, and (c) correcting any technical defect(s) or technical omission(s), or reconciling any technical inconsistency(ies) in the Plan, the Holdco LLC Agreement, the Employeeco LLC Agreement, any Award Agreement and/or any other applicable agreement. Any determination, decision or action of the Board of Directors in connection with the construction, interpretation, administration, or implementation of the Plan shall be final, conclusive and binding upon the Participants and any person(s) claiming under or through any Participant. The Company shall effect the granting of Profit Units under the Plan, in accordance with the determinations made by the Board of Directors, by execution of written agreements and/or other instruments in such form as is approved by the Board of Directors. None of the Board of Directors, the Company nor any officer or employee thereof shall be liable for any action or determination taken or made under the Plan in good faith.

4.Profit Units Subject to Plan; Eligibility. The number of Profit Units that may be issued pursuant to the Plan shall be 12,000,000 Profit Units. Profit Units that are forfeited may be reissued. All awards under the Plan shall initially be on Profits Units in Employeeco, it being understood that Profits Units in the Company may ultimately be distributed in respect thereto by Employeeco. Awards under the Plan may be made only to employees of the Company or any Controlled Affiliate thereof (it being understood that no awards may be made to any Person that is an employee of or consultant to any Fertitta Holder (it being understood that for purposes of this Section 4 the Company and its Controlled Affiliates shall not be considered a Fertitta Holder).

5.Terms of Award.

5.1    Voting Rights. The Profit Units shall have no voting, approval or consent rights.

5.2    Vesting. The vesting of the Profit Units held by Employeeco shall be determined with reference to the vesting schedule set forth in the Award Agreements applicable to each Employeeco Member. Any Unvested Profit Units held by Employeeco with respect to an Employeeco Member shall be automatically forfeited upon termination of employment of an Employeeco Member for any reason.

5.3    Change of Control. Upon the occurrence of a Change of Control, all Unvested Profit Units shall immediately vest. To the extent that any consideration is paid to the Company in respect of such Change of Control transaction and the Board of Directors determines to distribute such consideration, such consideration shall be distributed pursuant to Section 5.1 of the Holdco LLC Agreement; provided that (i) to the extent elected by the Board of Directors, each Participant shall receive cash in an amount equal to the Value of any non-cash consideration that would otherwise be distributed to each Participant pursuant to the terms hereof and (ii) to the extent that interests in the Company are retained by the Common Unit Members following the consummation of such transaction, each Participant shall be required, at the option of the Board of Directors, to retain its proportionate interest in the Company based on such Percentage Interest immediately prior to the consummation of the Change of Control transaction. Each Participant agrees that to the extent that there is discrepancy between the definition of “Change of Control” contained herein and the definition of “change of control” contained in the employment agreement, severance agreement, change of control agreement or similar agreement between the Company or any affiliate of the Company, on the one hand, and any Employeeco Member or Employeeco, on the other hand, if any, the definition of “Change of Control” set forth herein shall control for the purposes of determination of vesting of Unvested Profit Units.

5.4    Forfeiture of Units Upon Adjustment Event. Unless otherwise provided in the employment agreement of the applicable Employeeco Member with Station Casinos or its Affiliates, if an Adjustment Event occurs with respect to any Employeeco Member (the “Affected Member”), then the Profit Units attributable to such Employeeco Member shall be forfeited by the Participant and the Percentage Interest of the Profit Unit Member shall be appropriately reduced (effective as of the date such Adjustment Event occurred).

5.5    Effective Time of Certain Events. In the event an Adjustment Event occurs with respect to an Affected Member or a redemption occurs pursuant to Sections 7, 10, or 12.3 then such redemption shall be deemed effective as of 12:01 a.m. on the first day of the fiscal year in which such redemption occurs, and the Capital Account of such Affected Member shall not be allocated any Net Income or Net Loss with respect to the Profit Units so redeemed for any period subsequent to such effective date of the redemption. Upon any redemption of Profit Units, the sole right of the holder of Profit Units with respect to such redeemed Profit Units shall be to receive payment therefor in accordance with Sections 5.5, 7, 10 and 12.3.

5.6    “Profits Interests.” Except to the extent not permitted by law, the Company and each Participant agree to treat the Profit Units as “profits interests” within the meaning of Rev. Proc. 93-27, 1993 C.B. 343. Except to the extent not permitted by law, in accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Company shall treat any Participant as the owner of any such Profit Unit from the issue date of such Profit Unit. Except as required pursuant to a “Determination” as defined in section 1313(a) of the Code, the Company and each Participant agree not to claim a deduction (as wages, compensation or otherwise) for the fair market value of any Profit Unit issued to the Participant, either at the time of issuance of the Profit Unit or at the time the Profit Unit becomes substantially vested. Except to the extent not permitted by law, the provisions of this Section 5.6 shall apply regardless of whether a Participant files an election pursuant to section 83(b) of the Code. Notwithstanding any other provision of this Plan, (i) each Participant shall, and shall cause each of its Affiliates and transferees to, take any action requested by the Company to ensure that the fair market value of any Profit Unit at the time of issuance is treated for U.S. federal income tax purposes as being equal to the “liquidation value” (within the meaning of Prop. Treas. Reg. section 1.83-3(l)) of such Profit Unit and (ii) without limiting the generality of the foregoing, to the extent required in order to attain or ensure such treatment, agreeing to any condition imposed on a Participant, its Affiliates or its transferees, executing an amendment to this Plan or other plans or agreements, executing any new plan or agreement, making any tax election or tax filing, and agreeing not to take any contrary position unless required pursuant to applicable law.

6.Distribution Rights. Profit Units shall be subject to the distribution provisions of Section 5.1 of the Holdco LLC Agreement.

7.Call Right. Subject to Section 7.6 and any forfeiture of Profit Units provided for herein, following (x) the termination of an Employeeco Member's employment with Station Casinos or any of its Controlled Affiliates for any reason, including as a result of the death of the Employeeco Member, or (y) a request made by a Member, or action taken by any Person to, Transfer Employeeco Units in connection with the dissolution of a marriage or the exercise of community property rights (a “Dissolution Transfer Request”), the Company shall have the right, exercisable at any time following such termination of employment or within 45 days following the receipt of the applicable Dissolution Transfer Request by written notice (the “Call Notice”) delivered to the applicable Participant, to purchase (A) all or a portion of the Vested Profit Units issued in respect of the Employeeco Member (it being understood that any Unvested Profit Unit in respect of such Employeeco Member shall have been automatically forfeited for no consideration of any kind or description concurrently with the termination of such Employeeco Member's employment with Station Casinos or any of its Controlled Affiliates) not automatically forfeited in connection with such termination in the case of a termination of employment of the Employeeco Member or (B) such number of Profit Units held by Employeeco in respect of the Employeeco Units that are subject to the applicable Dissolution Transfer Request (the “Called Units”), at the price and in accordance with the terms and conditions set forth below; provided that, notwithstanding the foregoing, in no event may a Call Notice be delivered with respect to any Vested Profit Units prior to the date that is six months following the date that such Profit Units became Vested Profit Units.

7.1    The Call Notice shall set forth the number of Called Units and the date of closing of the purchase and sale contemplated by the Call Notice (the “Call Closing Date”), which Call Closing Date shall be not less than 60 days and not more than 120 days following the delivery of the Call Notice to the applicable Participant. The Call Notice shall contain a reasonably detailed description of the procedures to be taken, and the documentation to be executed, in order to effectuate the closing of the purchase and sale contemplated thereby.

7.2    At the closing of the purchase and sale contemplated by the Call Notice, the Company shall enter into an agreement (the “Call Purchase Price Agreement”), in form and substance acceptable to it, to pay the applicable Participant, in exchange for the Called Units, an amount (the “Call Purchase Price”) equal to the Value of such Called Units determined as of the date of the Call Closing Date. The Call Purchase Price payable with respect to Called Units shall be paid by the Company pursuant to the Call Purchase Price Agreement in cash to the applicable Participant in semi-annual payments in arrears, together with interest thereon accrued at a rate equal to the then prevailing “applicable federal rate” as determined under section 1274(d) of the Code, made ratably over the five-year period immediately succeeding the Call Closing Date or such shorter period as shall be determined by the Company from time to time (it being understood that the Company shall have the right to prepay any such obligation (together with accrued interest) at any time.

7.3    Subject to the immediately succeeding sentence, each of the Company and the Participant shall use its respective commercially reasonable best efforts to consummate the closing of the purchase and sale contemplated by the Call Notice on the Call Closing Date. If the Company is unable or unwilling to complete the purchase of the Called Units by the date which is 30 days after the Call Closing Date, subject to extension to the extent required to comply with applicable Gaming Laws, then the Call Notice setting forth the terms of the proposed purchase and sale shall be null and void; provided, however, that the Company shall continue to have the right to deliver one or more additional Call Notices to the applicable Participant at any time thereafter in accordance with this Section 7 and, in connection therewith, the Company shall be entitled to exercise again each of its rights under this Section 7 at any such time.

7.4    Costs and expenses incurred in connection with the purchase and sale contemplated by this Section 7 (whether or not consummated) shall be borne by the Participant and the Company in the amounts incurred by each of them.

7.5    Immediately following the consummation of the purchase by the Company of the Called Units pursuant to this Section 7, such Called Units shall automatically be deemed to be cancelled, terminated and no longer outstanding.

7.6    Notwithstanding the foregoing, it is expressly understood and agreed that each of the rights and obligations set forth in the actions contemplated to be taken pursuant to this Section 7 shall, in all respects, be subject to, and qualified in their entirety by, any applicable requirements of the Gaming Laws.

8.[RESERVED].

9.Drag-Along Rights.

9.1If the Board of Directors approves a sale of a majority of the Common Units or all or substantially all of the assets of the Company to a Person (the “Drag Purchaser”) (a “Drag Sale”), subject to applicable gaming laws, the Members selling such interests (the “Dragging Members”) may, at their option, require each Participant (the “Dragged Participants”) to sell a proportionate number of the Units held by such Dragged Participants.

9.2Subject to the receipt of the required regulatory approvals, the Dragging Members shall give each Dragged Participant, not less than 15 days prior to the date of the proposed sale, a notice summarizing the economic terms of such Drag Sale, including the purchase price, closing date and the identity of the Drag Purchaser. The Dragged Participant sale shall be made on the same date, at a price equal to a proportionate share of the aggregate purchase price paid in such Drag Sale (which proportionate share shall be based upon the amount that would be distributable to all other Dragging Members and Dragged Participants had an amount equal to the equity value of the Company implied by such purchase price been distributed pursuant to Section 5.1 of the Holdco LLC Agreement (as determined in good faith by the Board of Directors). In connection with any Drag Sale, each Dragged Participant shall take such actions as may be reasonably required by the Dragging Members and shall otherwise cooperate in good faith with the Dragging Members. At the closing of a Drag Sale, each Dragged

Participant shall deliver to such Drag Purchaser all documents and instruments as may be reasonably requested by such Drag Purchaser in connection with such Drag Sale, against payment of the appropriate purchase price. In the event that any such Drag Sale is structured as a merger, consolidation or similar business combination, each Participant, to the extent that approval of such Participant is required, shall vote in favor of the transaction and take all action to waive any dissent, appraisal or other similar rights. Each Dragged Participant may be liable for breaches of representations and warranties about the Company, its subsidiaries and their respective assets and their operations so long as such liability is not in excess of such Dragged Participant's pro rata percentage interest in the aggregate proceeds of the Drag Sale.

9.3Upon consummation of a Drag Sale, if a Dragged Participant has not delivered any documents and instruments as contemplated by the preceding paragraph (b), such Dragged Participant shall no longer be considered a holder of Profit Units, and such Dragged Participant's sole rights with respect to such Profit Units shall be to receive the consideration receivable in connection with such Drag Sale upon delivery of the appropriate documents and instruments.

10.Gaming Redemption. The provisions of Section 7.13 of the Equityholders Agreement are incorporated by reference herein and shall be binding upon the holders of the Profit Units as if they were set forth in full herein.

11.Non-transferability of Profit Units. Except as provided pursuant to the terms of this Plan and the Employeeco LLC Agreement, no Profit Units awarded under the Plan, and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged, or otherwise hypothecated or disposed of by a Participant without the consent of the Company. No such interest shall be subject to execution, attachment or similar legal process, including, without limitation, seizure for the payment of such Participant's debts, judgments, or separate maintenance.

12.Changes in Capitalization and Other Matters.

12.1No Company Action Restriction. The existence of the Plan, the Employeeco LLC Agreement, any Award Agreement and/or the Profit Units granted hereunder shall not limit, affect or restrict in any way the right or power of the Board of Directors or the Members of the Company to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company's or any subsidiary's capital structure or its business, (b) any merger, consolidation or change in the ownership of the Company or any subsidiary, (c) any issue of bonds, debentures or equity interests ahead of or affecting the Company's or any subsidiary's outstanding equity interests or the rights thereof, (d) any dissolution or liquidation of the Company or any subsidiary, (e) any sale or transfer of all or any part of the Company's or any subsidiary's assets or business, or (f) any other corporate act or proceeding by the Company or any subsidiary. No Participant, beneficiary or any other person shall have any claim against the Board of Directors, the Company or any subsidiary, or any employees, officers, Members or agents of the Company or any subsidiary, as a result of any such action.

12.2Changes in Capital Structure. Profit Units awarded under the Plan and the maximum number of Profit Units set forth in Section 4 may be appropriately adjusted or substituted, as determined by the Board of Directors, (i) in the event of changes in the capital structure of the Company by reason of extraordinary dividends, equity splits, reverse equity splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any Profit Units, including any such action taken in connection with a public offering of the equity interests of the Company, Station Casinos or any successor to the foregoing or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

12.3Redemption or Substitution of Awards.  At any time, and from time to time in the discretion of the Board of Directors, the Company may (x) redeem all or a portion of the Profit Units held by one or more Participants by paying such Participants an amount equal to the Value of the Profit Units subject to such redemption to the extent that the Board of Directors determines that such redemption is reasonably necessary or advisable to cause the Company, Employeeco and/or Station Casinos to be, or to assist the Company, Employeeco and/or Station Casinos in maintaining its status as, an entity that is not required to register as an investment company under the Investment Company Act of 1940, as amended, or treated as an association taxable as a corporation or a “publicly traded partnership”, as such term is defined in Section 7704 of the Internal Revenue Code of 1986, as amended, and (y) substitute participation rights in the profits of the Company or other direct, indirect or derivative economic interests in the Company (“Substitute Interests”) for Profit Units previously awarded under the Plan directly or indirectly to any Participant with such rights, preferences, restrictions and conditions as the Board of Directors shall determine in good faith are reasonably equivalent to the rights, preferences, restrictions and conditions as apply to the Profit Units.  Upon such redemption or issuance of such Substitute Interests, the applicable Profit Units shall be forfeited and the Participant shall  have no right, title or interest therein.  The Company shall give each affected Participant notice of the redemption or issuance of the Substitute Interests, at which time the affected Profit Units shall be deemed to have been forfeited and such redemption, issuance and forfeiture shall be conclusive and binding for all purposes.  Each Participant shall execute and deliver such agreements, certificates and documents as shall be reasonably requested by the Company to evidence the redemption of the Profit Units and/or issuance of the Substitute Interests and the forfeiture of the applicable Profit Units.

13.Amendment, Suspension and Termination.

13.1In General. The Board of Directors may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board of Directors may deem advisable or in the best interests of the Company or any subsidiary (it being understood that to the extent required pursuant of the Equityholders Agreement, no increase in the Profits Units issuable under the Plan will be made without Supermajority approval). No such amendment, suspension or termination shall materially and adversely affect the rights of any Participant with respect to any outstanding Profit Unit without the consent of such Participant.

13.2Award Agreement Modifications. The Board of Directors may, in its sole discretion, amend or modify at any time and from time to time the terms and provisions of any outstanding Profit Units in any manner. No such amendment or modification shall, however, materially and adversely affect the rights of any Participant with respect to any such Profit Unit without the consent of such Participant.

14.Miscellaneous.

14.1Legal Compliance. No Profit Units shall be required to be issued or granted under the Plan, the Employeeco LLC Agreement or any Award Agreement unless legal counsel for the Company shall be satisfied that such issuance or grant will be in compliance with all applicable securities laws and regulations and any other applicable laws or regulations. The Board of Directors may require that certain agreements, undertakings, representations, certificates, and/or information as the Board of Directors may deem necessary or advisable be executed or provided to the Company to assure compliance with all such applicable laws or regulations. In addition, if at any time specified herein (or in any Award Agreement or otherwise) for (a) the award of any Profit Units or the making of any determination with respect thereto or (b) the payment of amounts to a Participant with respect to any Profit Units, any law, rule, regulation or other requirement of any governmental authority or agency shall require either the Company, any subsidiary or a Participant to take any action in connection with any such determination, any such grant or payment, as the case may be, shall be deferred until such required action is taken.

14.2Holdco LLC Agreement and Employeeco LLC Agreement. The Plan is made pursuant and subject to the terms and provisions of the Holdco LLC Agreement and the Employeeco LLC Agreement. Employeeco agrees, as a condition to receiving an award of Profit Units, to execute a counterpart signature page to the Employeeco LLC Agreement and each Employeeco Member agrees to execute a counterpart signature page to the Employeeco LLC Agreement. Each Participant shall agree to the restrictions, terms and conditions of the Profit Units and membership units of Employeeco as set forth in the Plan, the Holdco LLC Agreement and the Employeeco LLC Agreement. All capitalized terms used but not otherwise defined in the Plan shall have the same meanings as set forth in the Holdco LLC Agreement.

14.3Notices. All notices, demands or requests required or permitted under the Plan must be in writing, and shall be made by hand delivery, certified mail, overnight courier service, e-mail or facsimile to the address, e-mail address or facsimile number set forth below such Participant's name on the signature page of his or her Award Agreement, but any party may designate a different address, e-mail address or facsimile number by a notice similarly given to the Company. Any such notice or communication shall be deemed given when delivered by hand, if delivered on a business day, the next business day after delivery by hand if delivered by hand on a day that is not a business day; four business days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next business day after being deposited for next day delivery with Federal Express or other overnight courier; when receipt is acknowledged, whether by facsimile confirmation or return e-mail, if sent by facsimile or e-mail on a business day; and the next business day following the day on which receipt is acknowledged whether by facsimile confirmation or return e-mail, if sent by facsimile or e-mail on a day that is not a business day.

14.4Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws thereof. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the Plan.

14.5Effective Date. The Plan shall be effective as of July 1, 2012. The term of the Plan will be ten (10) years from the date of adoption by the Company, subject to Section 14.1 hereof.

14.6Binding Arbitration. Any dispute, claim or controversy arising out of or relating to this Plan or any award made pursuant to the terms hereof that cannot be resolved amicably by the parties, including the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration pursuant to section 349 of the Rules of the Court of Chancery of the State of Delaware if it is eligible for such arbitration. If the dispute claim or controversy is not eligible for such arbitration, it shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Rules and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any AAA arbitration proceeding shall be conducted in the Las Vegas, Nevada. The AAA arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including the issuance of an injunction or other equitable relief. However, any party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction hereof and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party to an arbitration pursuant to this Section 14.6 nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. All proceedings and all documents prepared in connection with any arbitration pursuant to this Section 14.6 shall be confidential and, unless otherwise required by law or regulation, the subject matter and content thereof shall not be disclosed to any Person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator and, if involved, the court and court staff.

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